Exhibit 99.1

FOR IMMEDIATE RELEASE	News
August 21, 2013	Nasdaq Capital Market - GTIM

Good Times Restaurants Inc. Closes
$5.5 Million Public Offering

Aug. 21, 2013 – (GOLDEN, CO)  Good Times Restaurants Inc. (NASDAQ: GTIM),  a regional quick service restaurant chain focused on fresh, high quality, all natural products , today announced that it has completed a  public offering of 2,200,000 shares of common stock at a price per share of $2.50, together with warrants to purchase 2,530,000 shares of common stock at $2.75 per share (“A Warrants”) and additional warrants to purchase 1,265,000 shares of common stock at $2.50 per share (“B Warrants”)  for gross proceeds to the company of $5,504,950, which includes the partial exercise of the underwriters’ over-allotment option with respect to 330,000 A Warrants and 165,000 B Warrants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol "GTIM".

Good Times intends to use the net proceeds from the offering for the development of new Bad Daddy’s Burger Bar restaurants associated with the Company’s previously announced Bad Daddy’s joint venture transaction, restaurant remodeling of its Good Times Burgers & Frozen Custard restaurants, Bad Daddy’s franchise development entity capitalization and general working capital.  President & CEO Boyd Hoback said “We are excited to accelerate our growth with the proceeds of this offering and look forward to further equity capital through the eventual exercise of the warrants.  We have no debt on our balance sheet, our core business has significant sales and earnings momentum and we have an exciting new concept in Bad Daddy’s that we intend to grow through new company owned and franchised restaurants.”

Maxim Group LLC acted as the sole book running manager in the offering.

A registration statement relating to the common stock and warrants was declared effective by the Securities and Exchange Commission on August 15, 2013. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made by means of prospectus, copies of which may be obtained from Maxim Group LLC at 405 Lexington Ave, New York, New York 10174, (800)-724-0761.

About Good Times Restaurants Inc.
Good Times Restaurants Inc. (GTIM) is a regional chain of quick service restaurants located primarily in Colorado providing a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises 39 restaurants.

Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy, family friendly atmosphere. Bad Daddy’s has received both local and national accolades for the quality and originality of its food and was most recently named a top 25 burger in the U.S. by USA Today.

Forward Looking Statements
This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause Good Times’ actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Registration Statement filed with the SEC and as amended through August 15, 2013. Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Source:           Good Times Restaurants Inc.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.
Boyd E. Hoback, President and CEO, 303/384-1411
Christi Pennington, Executive Assistant, 303/384-1440
Booke & Co. (admin@bookeandco.com)